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N-CSR EXHIBIT FOR ITEM 12 (a) (1): CODE OF ETHICS                 EX.99CODE ETH

                           MERRIMAC MASTER PORTFOLIO
                                 MERRIMAC FUNDS
                                MERRIMAC SERIES

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                           SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (this "Code") applies to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (each, a "Covered Officer," and collectively, the "Covered Officers") of Merrimac Master Portfolio, Merrimac Funds and Merrimac Series (each, a "Company," and collectively, the "Funds"). The purpose of this Code is to promote:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that a Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

         o compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein;

         o accountability for adherence to this Code; and

         o adherence to a high standard of business ethics and sensitivity to situations that may give rise to actual as well as apparent conflicts of interest.

II.      HANDLING OF ACTUAL AND APPARENT CONFLICTS OF INTEREST

         A "conflict of interest" occurs when a Covered Officer's personal interest conflicts or interferes with the interests of a Company or with his or her professional obligations to a Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Company.

         Certain conflicts of interest arise out of the relationship between Covered Officers and the Companies and are subject to provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act") and the regulations thereunder that address conflicts of interest. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Company because of their status as "affiliated persons" of the Company. Each Company's compliance programs and procedures, and those of its investment adviser (the "Investment Adviser"), are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Company and its investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers, in the normal course of their duties (whether formally for a Company or for the adviser or administrator, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on the adviser and a Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of a Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by each Fund's Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes of ethics.

         Each Covered Officer must not:

         o use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

         o cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company; and

         o use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

         There are some conflict of interest situations that a Covered Person should discuss with the chief legal officer of the Funds (the "Chief Legal Officer"). If a Covered Person has any question as to whether an action taken or proposed to be taken presents a conflict of interest prohibited by this Code, the Covered Officer shall consult with the Chief Legal Officer or with the Director of Compliance of a Fund's Investment Adviser.

III.     DISCLOSURE AND COMPLIANCE

         Each Covered Officer should:

         o be familiar with the disclosure requirements generally applicable to a Company;

         o not knowingly misrepresent, or cause others to misrepresent, facts about a Company to others, whether within or outside the Company, including to the Company's trustees, committees of trustees, and auditors, and to governmental regulators and self-regulatory organizations;

         o to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of the Funds and the Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents a Company files with, or submits to, the SEC and in other public communications made by the Company; and

         o assume responsibility for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations regarding a Company.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         o upon adoption of this Code (or thereafter as applicable, upon first becoming a Covered Officer), affirm in writing to the Board of each Company served by such Covered Officer that the Covered Officer has received, read, and understands the Code;

         o annually thereafter affirm to the Board of each Company served by such Covered Officer that the Covered Officer has complied with the requirements of the Code;

         o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports made in good faith of violations or potential violations; and

         o notify the Chief Legal Officer promptly if he or she knows of or has reason to anticipate any violation of this Code by any Covered Officer. Failure to do so is itself a violation of this Code.

         The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it. The Chief Legal Officer has the authority to interpret this Code in any particular situation and with the consent of the Boards grant waivers (as defined by Item 2 of Form N-CSR). The Chief Legal Officer is authorized to consult, as appropriate, with the Chief Executive Officer of the Investment Adviser, counsel for the Boards' independent trustees, or other officials of the Investment Adviser in carrying out the responsibilities of the Chief Legal Officer under this Code. However, the Chief Legal Officer may not grant any waiver of this Code without first obtaining the approval of the Board of the Company that would be affected by such waiver.


         Each Company will follow the procedures set forth below in investigating possible violations and in enforcing this Code:

         o the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to the Chief Legal Officer;

         o if, after such investigation, the Chief Legal Officer concludes that no violation has occurred, no further action will be required of the Chief Legal Officer;

         o the Chief Legal Officer shall report annually to each Board regarding any investigations that involved the particular Company for which the Board serves that the Chief Legal Officer conducted and concluded no violation had occurred;

         o the Chief Legal Officer will report to the Board of the affected Company any matter that the Chief Legal Officer concludes constitutes a violation of this Code;

         o if the Board of the affected Company concludes that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Adviser; or a recommendation of sanctions, including possibly to dismiss the Covered Officer; and in connection with the foregoing, the Board will consult with the Chief Legal Officer and/or, in its discretion, with the Chief Executive Officer of the Investment Adviser;

         o each Board will be responsible for considering, approving and granting waivers of this Code brought to the Board by the Chief Legal Officer, as appropriate;

         o the Chief Legal Officer shall identify and document any waiver or implicit waiver of the Code; and

         o each Company will disclose, as provided by SEC rules, any changes to or waivers of this Code.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code.

VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Board, including a majority the independent trustees of each Board.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation, or this Code, such matters shall not be disclosed to anyone other than: the appropriate Board and the counsel for its independent trustees, the appropriate Company and its investment adviser, and the Chief Legal Officer and officers of the Investment Adviser with whom the Chief Legal Officer consults.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.


Adopted on July 31, 2003
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                           MERRIMAC MASTER PORTFOLIO
                                 MERRIMAC FUNDS
                                MERRIMAC SERIES

                     INITIAL/ANNUAL COMPLIANCE CERTIFICATE

I, ______________, certify that I have received and read a copy of the Code of Ethics for Principal Executive and Senior Financial Officers of Merrimac Master Portfolio, Merrimac Funds and Merrimac Series (the "Code") and agree to be bound by the Code. I further certify that no breach of this Code has occurred or is occurring. I also certify that I have met all the reporting requirements of the Code.


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Date                                            Signature